EXHIBIT B

                                    AGREEMENT

     AGREEMENT made this 17 day of September, 1996, by and between the following:

          United States Exploration, Inc. A Colorado Corporation, and its wholly owned subsidiaries, USX Operating Co., Inc., A Kansas Corporation, Producers Service Incorporated, A Kansas Corporation, Performance Petroleum Corporation, A Colorado Corporation, and Pacific Osage, Inc., An Oklahoma Corporation (hereinafter referred to collectively as "USX"); and

          Terry L. Carroll ("TLC") and Violet M. Carroll ("VMC"), husband and wife, of Independence, Kansas; and

          Argas, Inc., A Kansas Corporation ("Argas").

     WHEREAS, TLC is a stockholder, and has heretofore served as an officer and director of USX; and,

     WHEREAS, VMC is a stockholder, and has heretofore served as an officer of USX; and,

     WHEREAS, TLC and VMC are the stockholders, officers and directors of Argas; and,

     WHEREAS, USX and Argas are the members of the USX-Argas 1996 Joint Venture; and,

     WHEREAS, other stockholders of USX have proposed to the Board of Directors of USX certain substantial changes in the capitalization and scope of business of USX which the parties agree may be beneficial to USX, and if such changes are implemented the services of TLC will no longer be required for the conduct of the business of USX; and,

     WHEREAS, to facilitate the proposed changes, to settle and resolve indebtedness due, and to segregate assets and liabilities of common interest to the parties, the parties desire to make this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants herein made and contained, the sufficiency of which are hereby acknowledged, parties as follows:

                                    ARTICLE I

                Directorships, Officerships, Employment Resigned

     1.1 Directorships Resigned. Effective immediately upon execution hereof, TLC resigns his positions as a director of United States Exploration, Inc., USX Operating Co., Inc., Producers Service Incorporated, Performance Petroleum Corporation and Pacific Osage, Inc., and any and all subsidiaries or affiliates of USX, and such resignations are hereby accepted by USX.

     1.2 Officerships Resigned.

     1.2.1  Effective   immediately  upon  execution  hereof,  TLC  resigns  his
            positions as President of United States Exploration, Inc., USX Operating Co., Inc., Producers Service Incorporated, Performance Petroleum Corporation and Pacific Osage, Inc., and any and all subsidiaries or affiliates of USX, and such resignations are hereby accepted by USX.

     1.2.2 Effective immediately upon execution hereof, VMC resigns her positions as Secretary of USX Operating Co., Inc., Producers Service Incorporated, Performance Petroleum Corporation, and Pacific Osage, Inc., and any and all subsidiaries or affiliates of USX, and such resignations are hereby accepted by USX.

     1.3 Employment and Other Agency Positions Resigned. Effective immediately upon execution hereof, TLC and VMC resign all other employment, agency or fiduciary positions with USX, its subsidiaries and affiliates, and such resignations are hereby accepted by USX. Provided, however, that VMC shall retain her position as the Office Manager of USX at current level of compensation and benefits, the further continuation of such employment to be at the will of USX (i.e., subject to termination upon two (2) weeks notice).

     1.4 Wage and Salary Settlements. TLC hereby releases, relinquishes and discharges USX from any and all claims for wages, salaries or other compensation for past services rendered.

     1.5 Benefits Settlement. TLC hereby releases, relinquishes and discharges USX from any and all claims for employee benefits, including "comp" time, vacation time, personal leave time, profit sharing, life insurance, health insurance benefits, except COBRA health insurance benefits available to TLC under applicable law.

                                   ARTICLE II
                    Use and Ownership of Certain Other Assets

     2.1 Company Vehicle. The Company will transfer to TLC the 1994 Jeep Grand Cherokee presently driven by TLC. In consideration thereof, TLC will assume the indebtedness due thereon to Citizens National Bank in the amount ofapproximately $8,985.00, and shall indemnify USX from any further liability thereon. The agreed value of the vehicle is equal to the assumed indebtedness, approximately $8,985.00.

     2.2 Home Office  Equipment.  USX will transfer and assign to TLC the office
equipment   and  furniture   presently   located  at  2410  Valley  High  Drive,
Independence, Kansas, consisting of the following:

          Desk, Chair, Credenza, 840 AV McIntosh PC with monitor and keyboard,

at an agreed value of $1,757.00.

     2.3 Building Lease. TLC and VMC, as lessors, and USX, as lessee, shall enter into a lease agreement in mutually acceptable form covering the business premises at 1901 New Street, Independence, Kansas, the essential terms of which lease shall be as follows:

     2.3.1  Monthly rent of $806.59, payable in advance each month;

     2.3.2 The lease shall be triple net, with USX responsible for insurance, taxes and repairs during the tenancy;

     2.3.3 The lease shall be terminable by either party on 30 days advance notice.

     2.4 Residential Lease. TLC and VMC, as lessors, and USX, as lessee, shall enter into a lease agreement in mutually acceptable form covering the residential premises at RR #1, Independence, Kansas, presently occupied by USX's Operations Manager Terry Oliver. The essential terms of the lease shall be as follows:

     2.4.1  Monthly rent of $549.07, payable in advance each month;

     2.4.2 The lease shall be triple net, with USX responsible for insurance, taxes and repairs during the tenancy;

     2.4.3 The lease shall be terminable by either party on 30 days advance notice.

                              ARTICLE III
                     Argas-USX 1996 Joint Venture

     3.1 Venture Assets. USX hereby sells, transfers, assigns and conveys unto Argas all of USX's right, title and interest in the assets of the Argas-USX 1996 Joint Venture including, without limitation:

     3.1.1 The assets as described in the Joint Venture Agreement dated March 26, 1996, less any interim sales or other dispositions;

     3.1.2  The cash accounts and receivables of the Venture;

     3.1.3 The compressor and associated equipment located at the point of delivery of the Independence Gas Company;

     3.1.4 The compressor and associated equipment located on the Powell and Kincaid leases, known as the "PKR Gas Compressor", and which was previously leased by USX to Havana Gas Company;

     3.1.5 The compressor and associated equipment located at the point of delivery for Cowley Pipeline, which compressor was previously leased by Producers Service Incorporated.

     3.2 Venture Liabilities. In consideration of the rights and interests in assets assigned by USX, Argas shall assume, indemnify and defend USX from any and all Venture debts, liabilities and obligations.

     3.3 Sums Due USX. The provisions of paragraph 3.2 above, notwithstanding, USX hereby releases, relinquishes and discharges Argas and the Venture from all liabilities due to USX up to and through May 31, 1996 with respect to labor and services performed and materials furnished by USX for or in connection with the Venture's business and assets. Any sums due USX for labor, services and materials furnished subsequent to May 31, 1996 and for which payment has not previously been made shall remain due and owing to USX, payable on normal (30 day) terms.

     3.4 Gas Contracts.

     3.4.1 Argas shall cause Independence Gas Company to continue to sell its natural gas volumes to Producers Service Incorporated under the present terms, which purchasing arrangement shall be subject to termination by either party on 60 days advance notice.

     3.4.2 On June 28, 1996, Producers Service Incorporated, as "buyer" and Argas-USX 1996 Joint Venture d/b/a Havana/Chautauqua Gathering Systems, as "seller", entered into a Gas Purchase Contract for the sale and purchase of gas from the Havana/Chautauqua Gathering Systems, and such contract is hereby ratified and confirmed by USX and Argas. It is provided, however, that such contract is hereby deemed modified to provide that in the event of sale of the Havana/Chautauqua Gathering Systems by Argas, such Gas Purchase Contract shall thereafter be terminable by either "buyer" or "seller" upon 60 days advance written notice.

     3.5 Operating Agreements and Services. USX has previously furnished operating and other services to the Venture or with respect to venture assets, either upon express written terms or upon terms established by historical precedent. Any such agreement shall be terminable by either USX or Argas upon 30 days advance notice. Further, no such agreement shall be subject to unilateral modification by either party, except by means of termination.

                                   ARTICLE IV
                           Claims and Causes of Action

     4.1 History of USX. TLC and VMC have been actively involved as stockholders, officers and/or directors of USX since May, 1990. Since that date USX has been engaged in the energy production, transmission and processing business, increasing its asset base from virtually zero to the present level of approximately $14,000,000. Such growth has been accomplished largely through leveraged transactions, equity exchanges, and a series of mergers and acquisitions, including the mergers into USX of T.L. Carroll Enterprises, Inc. and Producers Service Incorporated, corporations with which TLC and VMC were previously affiliated. The industry in which USX is engaged is inherently risky and speculative, and the levels of risks have been necessarily increased by USX's efforts to achieve rapid growth.

     4.2 Business Judgment. To the best information and belief of the parties, the business and affairs of USX have been managed, supervised and conducted by TLC in a honorable, efficient and effective manner, and business judgments made by him have been made on a valid and business-like basis in conformity with good standards of corporate governance. Likewise, the duties of VMC, which have been principally clerical in nature, have been performed honorably, effectively and efficiently. The parties have engaged in certain related party transactions including as are herein described, and such transactions have been disclosed to, have been fair to, and in the best interest of, USX.

     4.3 Release by USX. In consideration of the making of this Agreement, USX does hereby release, discharge TLC, VMC and Argas from any and all claims, suits and causes of action whatsoever, known or unknown, arising from the performance of their duties as directors, officers and employees of USX, or from any related party transaction herein or otherwise disclosed and known to USX, provided that this release shall not extend to any dealings or transactions not now disclosed or known to USX and which are ultimately determined to involve dishonesty or fraud committed by TLC, VMC or Argas as against USX (the claims to which this release extends are hereinafter referred to as the "Claims Released by USX"). The Claims Released by USX shall not include any claims arising from any subsequent breach of this Agreement by TLC, VMC or Argas.

     4.4 Release by TLC, et al. In consideration of the making of this Agreement, TLC, VMC and Argas hereby release, relinquish and discharge USX, and its other officers and directors from any and all claims, suits and causes of action whatsoever, known or unknown, arising from the employer-employee relationship, the related party transactions herein or otherwise disclosed, or otherwise pertaining to the governance and conduct of business of USX, provided that this release shall not extend to any dealings or transactions not now disclosed or known to TLC, VMC or Argas and which are ultimately determined to involve dishonesty or fraud committed by USX or its other officers or directors as against USX, TLC, VMC or Argas (the claims to which this release extends are hereinafter referred to as the "Claims Released by TLC, et al."). The Claims Released by TLC, et al. shall not include any claims arising from any subsequent breach of this Agreement by USX.

     4.5 Indemnification by USX. USX agrees to defend, indemnify and hold harmless TLC, VMC and Argas from any and all loss, cost, expenses, liability and attorneys fees arising from or relating to any claim, suit or cause of action asserted, made or maintained against TLC, VMC or Argas by USX, its officers, directors, stockholders, or their successors or assigns as may be within the scope of the Claims Released by USX.

     4.6 Indemnification by TL, et al. TLC, VMC and Argas agree to defend, indemnify and hold harmless USX from any and all loss, cost, expense, liability and attorneys fees arising from or relating to any claim, suit or cause of action, asserted, made or maintained, by TLC, VMC, Argas, the former stockholders of T.L. Carroll Enterprises, Inc., or their successors or assigns, as may be within the scope of the Claims Released by TLC, et al.

                                    ARTICLE V
                                Additional Terms

     5.1 Option to Purchase. TLC and VMC hereby grant unto USX the right, privilege and option to purchase 100% of the issued and outstanding capital stock of Argas, which option is exercisable by USX as follows:

     5.1.1 The option shall be exercised, if at all, on or before the 15th day of November, 1996, unless the option date is extended by the written agreement of TLC and VMC;

     5.1.2 The option shall be exercised, if at all, by written notice received by TLC and VMC within the option period specified in 5.1.1, above;

     5.1.3 The purchase price payable by USX upon exercise of the option shall be the sum of $160,000, payable in cash or certified funds at the time of exercise of the option;

     5.1.4 During the option period, TLC and VMC shall allow USX and its representatives to have reasonable access to the assets, and to books and records, of Argas for purposes of USX's "due diligence" investigation;

     5.1.5 During the option period, TLC and VMC shall cause Argas to conduct its business in the ordinary course, and during such period Argas shall not, without the express written consent of USX, sell the Havana, Chautauqua or Elgin pipeline systems (which systems constitute a portion of the Venture assets sold and transferred to Argas pursuant to Article III, above);

     5.1.6 It is specifically acknowledged and agreed that Argas, and its assets, may be subject to indebtedness, liabilities and obligations incurred in connection with its business, including, without limitation, the debt due Citizens National Bank incurred to finance the acquisition of the venture assets described in Article III, and also including any claims of Ronald R. McGinnis pertaining to past or present business of Argas, and if the option is exercised USX shall procure an absolute release of TLC and VMC from any such indebtedness, liabilities, obligations and claims;

     5.1.7 Subject to the express limitations set forth in 5.1.5, above, TLC and VMC shall have full business discretion in the interim conduct of business of Argas and such discretion shall include the right to conclude and settle a pending controversy and dispute with Williams Natural Gas Company pertaining to a gas purchase contract for the Havana and Chautauqua Systems, upon any terms and conditions as TLC and VMC deem appropriate;

     5.1.8 Exercise of the option shall be contingent upon the parties execution of a mutually acceptable and definitive stock purchase agreement upon customary terms (and for this purpose "customary" shall be determined by reference to USX's agreements for acquisition of Performance Petroleum and Pacific Osage).

The grant of this option is an after thought to the essential terms of the parties' agreement as contained in Articles I through IV, above. No additional consideration has been furnished for the granting of the option, and it is specifically agreed that USX's sole remedy for any dispute or controversy concerning the grant of option shall be to elect to not exercise the option.

     5.2 Further Assurance. Each party to this Agreement agrees to execute and deliver any assignment, bill of sale, certificate or other instrument as may reasonably be required to effect the transactions herein contemplated.

     5.3 Integration. This Agreement supersedes all prior negotiations, understandings and agreements between the parties with respect to the subject matter and constitutes the full and final agreement between the parties with respect thereto.

     5.4 Amendment. This Agreement may be amended only by written instrument signed by the parties to be effected and bound thereby.

     5.5 Controlling Law. This Agreement is made, and shall be interpreted in accordance with, the laws of the State of Kansas.

     5.6 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, their successors and assigns.

     IN WITNESS WHEREOF this Agreement is executed by the parties the 17th day of September, 1996.

           USX                                       TLC, ET AL.

United States Exploration, Inc.

By:  /S/  RONALD R. MC GINNIS                 /S/  TERRY L. CARROLL
--------------------------------             -----------------------------------
                                             Terry L. Carroll

USX Operating Co., Inc.

By:  /S/  RONALD R. MC GINNIS                /S/  VIOLET M. CARROLL
--------------------------------            ------------------------------------
                                            Violet M. Carroll

Producers Service                           Argas, Inc.
Incorporated

By:  /S/  RONALD R. MC GINNIS               By:  /S/  TERRY L. CARROLL
--------------------------------            ------------------------------------
                                            Terry L. Carroll,
                                            President

Performance Petroleum
Corporation

By:  /S/  RONALD R. MC GINNIS
--------------------------------


Pacific Osage, Inc.

By:  /S/  RONALD R. MC GINNIS
--------------------------------